Exhibit 7.5

Executive Officers and/or Directors of GSS Master Fund LP and Cross Ocean Partners Management LP

The name, present principal occupation and country of citizenship of each executive officer and director of GSS Master Fund LP are set forth below. The address for each such person is c/o Azimuth Governance Limited, 2nd Fl., Windward 3, Regatta Office Park, Grand Cayman, KYI-900 Cayman Islands.

Name	Present Principal Occupation or Employment	Citizenship
Greg Bennett	Independent Director	Canada
Nathan Day	Independent Director	United Kingdom
Richard Ellison	Independent Director	Canada

The name, present principal occupation and country of citizenship of each executive officer and director of Cross Ocean Partners Management LP are set forth below. The address for each such person is c/o Cross Ocean Partners Management LP, 60 Arch Street, 3rd Floor, Greenwich, CT 06830.

Name	Present Principal Occupation or Employment	Citizenship
Graham Campbell Goldsmith	CEO and Chief Investment Officer	United States
Andrew Jonathan Aitken	Global Chief Operating Officer and Chief Financial Officer; Limited Partner	United Kingdom
Christopher Steven Zander	Head of Cross Ocean Europe and Co-Chief Investment Officer; Limited Partner	United Kingdom
Matthew Ian Rymer	U.S. Chief Operating Officer, General Counsel and Chief Compliance Officer	United States
Nicholas Cortelyou Renwick	Senior Portfolio Manager and Head of Research—U.S.; Limited Partner	United States